Exhibit 10.2

***Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

CONTRIBUTION Agreement

by and among

Convergence Compute LLC,

Consensus Core Technologies Inc.

and

Jet.AI Inc.

Dated July 2, 2025

Contribution Agreement

This Contribution Agreement (this “Agreement”) dated as of July 2, 2025, by and between Consensus Core Technologies Inc., a British Columbia corporation (“Consensus”), Jet.AI Inc., a Delaware corporation (“Jet.AI”), and Convergence Compute LLC, a Delaware limited liability company (“JV LLC”), (each of Consensus and Jet.AI, a “Party” and collectively, the “Parties”).

WHEREAS, each of Consensus and Jet.AI are parties to that certain Joint Venture Agreement dated June 26th, 2025, containing various terms and conditions regarding the formation and operations of JV LLC (the “JV Agreement”);

WHEREAS, JV LLC desires to satisfy certain liabilities of Consensus in consideration for the contribution of certain assets on the terms and conditions set forth in this Agreement and consistent in all material respects with the JV Agreement; and

WHEREAS, JV LLC desires to sell to Jet.AI, and Jet.AI desires to purchase from JV LLC, certain equity interests of JV LLC (collectively, the “Equity Interest”), with the rights, preferences, privileges, restrictions and obligations set forth in JV LLC’s Certificate of Formation filed with the Delaware Secretary of State on June 30, 2025, on the terms and conditions set forth in this Agreement and consistent in all material respects with the JV Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I. Contribution

Section 1.1. Consensus Contribution of Assets. Subject to the terms of this Agreement, on the Second Closing Date, Consensus will contribute, transfer, assign, convey and deliver, and JV LLC hereby agrees to acquire and accept, all of Consensus’ right, title and interest in and to those assets listed on Schedule 1.1 attached hereto.

Section 1.2. Consensus Consideration. As consideration for the Consensus Contributed Assets as set forth in Section 1.1 of this Agreement and subject to the terms and conditions of this Agreement, including without limitation the satisfaction or waiver of the closing conditions set forth in Section 1.6 of this Agreement, Consensus Core Infrastructure Ltd., a wholly-owned subsidiary of Consensus (“CCI”), has been issued Units in JV LLC, initially representing 100% of all issued and outstanding Units of JV LLC. JV LLC will pay-off or otherwise extinguish the Promissory Note (as defined below) on behalf of Consensus as set forth above. On the Second Closing Date (as defined herein), Consensus or, at its election, an affiliate of Consensus shall also receive Class B Units for the Subsidiary established to own, develop and operate the Midwest Data Center Project (the “Midwest Subsidiary”) equal to a 17.5% equity interest in such Midwest Subsidiary. At the Third Closing (as defined herein), Consensus or, at its election, an affiliate of Consensus shall also receive Class B Units for the Subsidiary established to own, develop and operate the Maritime Data Center Project (the “Maritime Subsidiary”) equal to a 17.5% equity interest in such Maritime Subsidiary.

Section 1.3. Jet.AI Contribution of Initial Cash; Milestones. Upon the execution of this Agreement (the “Initial Closing”), Jet.AI shall contribute $300,000 to JV LLC (the “Jet.AI Initial Cash Contribution”), which funds shall be used to pay any expenses incurred in connection with the acquisition of the adjacent property described in the project milestones set forth on Schedule 1.6 attached hereto (collectively, the “Milestones”). JV LLC will issue and sell to Jet.AI, on the date of the Initial Closing, and Jet.AI agrees to accept from JV LLC, Units of JV LLC, representing 0.5% of the Equity Interest of JV LLC. Following the Initial Closing Consensus shall use good faith and commercially reasonable efforts to cause JV LLC (and/or any Subsidiary thereof) to achieve or otherwise satisfy each of the Milestones as soon as reasonably possible and in a manner consistent with data center developments in North America substantially similar to the Midwest Data Center Project and the Maritime Data Center Project.

Section 1.4. Jet.AI Second Cash Contribution. Subject to the terms of this Agreement, on the Second Closing Date, Jet.AI will contribute, transfer, assign, convey and deliver, and JV LLC does hereby acquire and accept, one million seven hundred thousand dollars denominated in currency of the United States ($1,700,000) (the “Jet.AI Second Cash Contribution”). One million dollars ($1,000,000) of the Jet.AI Second Cash Contribution shall be utilized to pay off the amount then owing under that certain Secured Convertible Debenture dated October 8, 2021 made by Consensus in favor of [***] and that certain Secured Convertible Debenture dated October 8, 2021 made by Consensus in favor of [***] (as such debentures have been amended to date collectively, the “Promissory Note”) so that Consensus’s contribution of the Midwest Datacenter Project is free and clear of all encumbrances. Any legal or other expenses incurred in connection with the origination or termination of the existing Midwest mortgage shall be paid by JV LLC.

Section 1.5. Jet.AI Consideration. As consideration for the Jet.AI Second Cash Contribution and subject to the terms and conditions of this Agreement, including without limitation the satisfaction or waiver of the closing conditions set forth in Section 1.6 of this Agreement, JV LLC will issue and sell to Jet.AI, on the Second Closing Date, and Jet.AI agrees to accept from JV LLC, Units of JV LLC representing an additional 0.5% of the Equity Interest of JV LLC. Jet.AI shall also receive Class B Units for the Midwest Subsidiary equal to a 17.5% equity interest in such Midwest Subsidiary.

Section 1.6. Closings.

(a) The second closing of the issuance and sale of the Equity Interest (the “Second Closing”) and the contribution of the Consensus Contributed Assets and the Jet.AI Second Cash Contribution will take place electronically within three business days of the satisfaction or waiver by Jet.AI of all of the Second Closing Milestones (the “Second Closing Date”).

(b) Jet.AI may, at its election and in its sole discretion, participate in up to three additional closings of the issuance and sale of the Equity Interest subsequent to the Initial Closing and Second Closing, until such time as Jet.AI has contributed an aggregate sum of twenty million dollars denominated in currency of the United States ($20,000,000) in exchange for a cumulative twenty percent (20%) equity interest in JV LLC (each such transaction, a “Subsequent Closing”). Provided, however, that the amounts for any such Subsequent Closings shall be as specified in the provisions set forth hereinafter:

(1) Subject to the terms and conditions of this Agreement, including without limitation the satisfaction or waiver of the closing conditions set forth in Section 1.14 of this Agreement and the achievement or waiver by Jet. AI of the Third Closing Milestones (the “Third Closing”), Jet.AI will contribute an additional two million dollars denominated in currency of the United States ($2,000,000) to JV LLC (the “Jet.AI Third Cash Contribution”). As consideration for the Jet.AI Third Cash Contribution, JV LLC will issue and sell to Jet.AI an additional one-half percent (0.5%) Equity Interest of JV LLC. For the avoidance of doubt, Jet.AI will hold 1.5% of the Equity Interest of JV LLC upon the Third Closing. At the Third Closing, Jet.AI shall also receive Class B Units for the Maritime Subsidiary equal to a 17.5% equity interest in such Maritime Subsidiary.

(2) Subject to the terms and conditions of this Agreement, including without limitation the satisfaction or waiver of the closing conditions set forth in Section 1.14 of this Agreement and the achievement or waiver by Jet.AI of the Fourth Closing Milestones, Jet.AI will have the option (the “1st Option”), but not the obligation, to contribute an additional four million dollars denominated in currency of the United States ($4,000,000) to JV LLC (the “Jet.AI Fourth Cash Contribution”). As consideration for the Jet.AI Fourth Cash Contribution, JV LLC will issue and sell to Jet.AI an additional 0.5% Equity Interest upon the satisfaction or waiver of the closing conditions set forth in Section 1.14 of this Agreement (the “Fourth Closing”). For the avoidance of doubt, Jet.AI will hold 2.0% of the Equity Interest upon the Fourth Closing.

(3) Subject to the terms and conditions of this Agreement, including without limitation the satisfaction or waiver of the closing conditions set forth in Section 1.14 of this Agreement and the achievement or waiver by Jet.AI of the Fifth Closing Milestones, in the event that Jet.AI has timely exercised the 1st Option, Jet.AI will have the option (the “2nd Option”), but not the obligation, to contribute an additional twelve million dollars denominated in currency of the United States ($12,000,000) to JV LLC (the “Jet.AI Fifth Cash Contribution”). As consideration for the Jet.AI Fifth Cash Contribution, JV LLC will issue and sell to Jet.AI an additional 0.5% Equity Interest upon the satisfaction or waiver of the closing conditions set forth in Section 1.14 of this Agreement (the “Fifth Closing”). For the avoidance of doubt, Jet.AI will hold a 2.5% Equity Interest upon the Fifth Closing.

(4) Notwithstanding anything in this Agreement to the contrary, Jet.AI may, at any time and in its sole discretion, accelerate all or any portion of the cash contributions contemplated by subsections (1) through (3) of this Section 1.6(b) prior to the achievement of the related project milestone (each, an “Accelerated Contribution”); provided, however, that any Accelerated Contribution must be made in a minimum amount of two million dollars denominated in currency of the United States ($2,000,000). The number of JV LLC units to be issued upon any such Accelerated Contribution shall be based upon a pre-money equity value of JV LLC of one hundred fifty million dollars denominated in currency of the United States ($150,000,000); provided, further, that the maximum cash permitted to be contributed by Jet.AI to JV LLC under this Agreement may not exceed twenty million dollars denominated in currency of the United States ($20,000,000).

(c) Notwithstanding the foregoing, in the event that the conditions for the Fourth and/or Fifth Closing have been met, but Jet.AI does not elect to exercise its option to make such Cash Contribution, as applicable, within 60 business days after such respective Milestones have been met, then Jet.AI shall automatically forfeit its option to make any and all subsequent cash contributions including any Accelerated Contribution and its ownership interest in Class B Units of the Subsidiaries shall be adjusted as set forth in the JV Agreement. In the event that Jet.AI does not elect to exercise its option for the Fourth or Fifth Closing, respectively, then Consensus shall have the right to acquire, or have another third-party acquire, the equity interests otherwise due Jet.AI in that specific closing; provided, however, such acquisition shall not diminish the rights, or increase the obligations or liabilities, of Jet.AI under this Agreement or the JV Agreement.

Section 1.7. Sale of Land Prior to Commencement of Construction.

(a) If JV LLC agrees to sell, ground lease, or otherwise convey any ownership interests in all or any portion of the real property (the “Land”) underlying the Midwest Datacenter Project (as defined below) before the Commencement of Construction (as defined below), Jet.AI shall receive, at the closing of such sale of the Land, the greater of:

(i)	two (2) times the total capital it has contributed to JV LLC under this Agreement and any related agreements as of the date of such closing; or its pro-rata Class B interest in the Midwest Subsidiary expressed as a percentage of the gross sale proceeds received by the Midwest Subsidiary from such sale of the Land.

(ii)	The payment required under this Section 1.6 shall be made in immediately available funds to Jet.AI simultaneous with the closing of the sale of the Land, and shall be in addition to any other consideration or proceeds received by the Midwest Subsidiary in connection with such sale.

(b) For purposes of this Section 1.7, “Commencement of Construction” means the start of physical construction work on the Land, including grading, excavation, or installation of permanent improvements, but excluding feasibility studies, site surveys, or similar pre-construction activities.

(c) The Parties acknowledge and agree that this Section 1.7 shall survive the Initial Closing and any Subsequent Closings and shall remain in full force and effect notwithstanding any other provision of this Agreement or any related agreements.

Section 1.8. Exchange Rights Upon Public Listing. In the event that JV LLC (or any successor or assign) becomes publicly listed on a national securities exchange (a “Public Listing”), each holder of Class B Units in the Midwest Subsidiary shall have the right, in its sole discretion, to exchange all or any portion of its interests in the Midwest Subsidiary for units of JV LLC. All Class B interests in the Midwest Subsidiary owned by Consensus and Jet.AI can be exchanged for an equivalent ownership interest in JV LLC. For example, a 17.5% Class B ownership interest in the Midwest Subsidiary would be exchanged for a 17.5% ownership interest in JV LLC. Immediately prior to such Public Listing, the parties hereto agree that the Subsidiary established to own, develop, and operate the Maritime Datacenter Project (the “Maritime Subsidiary”) shall be spun-off into a separate joint venture formed and organized under the same terms as those set forth in the JV Agreement. At the time of such spin-off, Consensus and Jet.AI shall continue to hold their Class B equity interests in the Maritime Subsidiary and JV LLC shall contribute its Class A interest in the Maritime Subsidiary to the newly-formed joint venture. In the event of any inconsistency between this Section 1.8 and any other provision of this Agreement, this Section 1.8 shall prevail.

Section 1.9. Initial Closing Deliveries. At the Initial Closing, Jet.AI will deliver to JV LLC the Jet.AI Initial Cash Contribution by wire transfer of immediately available funds pursuant to Section 1.11 below. JV LLC will deliver to Jet.AI one or more certificates, or evidence of book entry thereof, representing the Equity Interest, calculated pursuant to this Agreement.

Section 1.10. Second Closing Deliveries. At the Second Closing:

(a)	Consensus will deliver to JV LLC:

(1)	Fully executed documents evidencing the conveyance of the Consensus Contributed Assets, including, but not limited to, a bill of sale or any other assignment and/or assumption documents;

(2)	Documentation evidencing the achievement of each applicable milestone for the Second Closing set forth on Schedule 1.6 attached hereto;

(3)	A certificate, dated as of the Second Closing Date and signed by a duly authorized officer of Consensus, that each of the conditions set forth in Article VI of the JV Agreement have been satisfied; and

(4)	Proof of release of any mortgage encumbering the Midwest land such that unencumbered title to the Midwest land may be transferred to the Midwest Subsidiary, in a form reasonably acceptable to JV LLC, simultaneous with the disbursement of funds by Jet.AI.

(b)	Jet.AI will deliver to JV LLC:

(1)	The Jet.AI Second Cash Contribution by wire transfer of immediately available funds pursuant to Section 1.11 below; and

(2)	A certificate, dated as of the Second Closing Date and signed by a duly authorized officer of Jet.AI, that each of the conditions set forth in Article VI of the JV Agreement have been satisfied.

(c)	JV LLC will deliver:

(1)	Pay-off of the Promissory Note to the holder thereof; and

(2)	To Jet.AI, one or more certificates, or evidence of book entry thereof, representing the Equity Interest, calculated pursuant to this Agreement, and mutually agreed.

Section 1.11. Flow of Funds Requirement. No cash contribution by Jet.AI under this Agreement, including the Jet.AI Initial Cash Contribution and any contributions made by Jet.AI during a Subsequent Closing or Accelerated Contributions, shall be made without a mutually agreed upon written flow of funds, each of which shall be attached as an exhibit to this Agreement. The flow of funds for the Jet.AI Initial Cash Contribution is attached as Exhibit A and shall govern the use of funds at the Initial Closing. The flow of funds for Subsequent Closings shall be in substantially the same form as Exhibit A.

Section 1.12. Mortgage Payoff and Title Delivery. As set forth in Exhibit B and as a condition to the Second Closing, any mortgage on the land underlying the Midwest Datacenter Project shall be fully discharged, and the property shall be conveyed to JV LLC free and clear of all liens and encumbrances. At the Second Closing, the Parties shall receive (i) evidence of such mortgage release, and (ii) evidence that title to the property is held by JV LLC.

Section 1.13. Transfer Restriction. No Party may transfer its ownership interest in JV LLC without the prior written consent of the other Party.

Section 1.14. ROFR Rights. In the event a Party becomes insolvent or is subject to bankruptcy, receivership, or similar proceedings (a “Distress Event”), the other Party shall have the right, but not the obligation, to purchase the distressed Party’s JV LLC interest at the then Fair Market Value (as defined below). The parties agree that this right functions as a limited right of first refusal (a “Right of First Refusal”) that is triggered only upon a Distress Event, is an inseparable part of ownership, and binds all successors, assigns, and representatives, including in bankruptcy. Any Right of First Refusal is specifically enforceable and survives termination of this Agreement and the JV Agreement. For purposes hereof, “Fair Market Value” means the amount that would be payable for the distressed Party’s JV LLC interest in an arm’s length transaction between an informed and willing seller and an informed and willing buyer, in each case, as determined by a third party having no less than 10 years of experience appraising substantially similar interests.

Section 1.15. Subsequent Closing Deliveries. At each Subsequent Closing:

(a) Consensus will deliver to JV LLC a certificate, dated as of the Initial Closing Date and signed by a duly authorized officer of Consensus, that each of the conditions set forth in (1) Article VI of the JV Agreement, (2) Section 1.6(b) of this Agreement, and (3) each applicable Milestone for the Subsequent Closing have been satisfied.

(b) Jet.AI will deliver to JV LLC:

(1)	The Jet.AI Second Cash Contribution, Jet.AI Third Cash Contribution, Jet.AI Fourth Cash Contribution, Jet.AI Fifth Cash Contribution, or such Accelerated Contribution, as the case may be, by wire transfer of immediately available funds; and

(2)	A certificate, dated as of the Initial Closing Date and signed by a duly authorized officer of Jet.AI, that each of the conditions set forth in (1) Article VI of the JV Agreement and (2) Section 1.6(b) of this Agreement, have been satisfied.

(c) JV LLC will deliver to Jet.AI, one or more certificates, or evidence of book entry thereof, representing the appropriate percentage ownership as described in Section 1.6(b) of this Agreement.

Article II. Representations and Warranties

Section 2.1. Representations and Warranties of Consensus and Jet.AI.

(a) Each of Consensus and Jet.AI has not been formed for the primary purpose of acquiring the Equity Interest, and is purchasing the Equity Interest for its own account, with the intention of holding the Equity Interest for investment, with no present intention of dividing, or allowing others to participate in, this investment, or of reselling, or otherwise participating directly or indirectly in a distribution of, the Equity Interest. Further, each of Consensus and Jet.AI will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Equity Interest (or solicit any offers to buy or otherwise acquire any Equity Interest), except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). JV LLC is not obligated to register Equity Interest under the Securities Act or the laws of any other jurisdiction. The Equity Interests are subject to additional restrictions on transfer.

(b) Each of Consensus and Jet.AI is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment, including the ability to afford holding the Equity Interest for an indefinite period or to afford a complete loss of this investment.

(c) Each of Consensus and Jet.AI understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Equity Interest for investment, or any recommendation or endorsement of the offering of the Equity Interest.

(d) All documents, records and books pertaining to an investment in the Equity Interest have been made available for inspection by each of Consensus and Jet.AI, as well as the attorneys, accountants, financial and other advisers of Consensus and Jet.AI.

Section 2.2. Representations and Warranties of JV LLC.

(a) Organization. JV LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own or lease its properties and assets and carry on its business as currently conducted.

(b) Authorization. JV LLC has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the “JV LLC Related Agreements”). The execution, delivery and performance by JV LLC of this Agreement and the JV LLC Related Agreements, and the consummation by JV LLC of the transactions contemplated hereby have been duly and validly authorized by any governing body or any holders of equity securities of JV LLC, if applicable, and no other corporate proceedings on the part of JV LLC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement and the JV LLC Related Agreements have been duly and validly executed and delivered by JV LLC and, assuming this Agreement constitutes the legal, valid and binding agreement of JV LLC, constitutes a legal, valid and binding agreement of JV LLC, enforceable against JV LLC in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

(c) Non-Contravention. The execution, delivery and performance by JV LLC of this Agreement, the JV LLC Related Agreements, and the consummation of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or operating agreement of JV LLC;

(2) result in the imposition or creation of any pledge, lien, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever on, or with respect to, any of the Consensus Contributed Assets;

(3) require any consent, approval, authorization or permit of, action by, filing with or notification to, any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international (each, a “Governmental Authority”); or

(4) contravene, conflict with or result in a violation or breach of any provision of any statute, law, ordinance, rule, regulation or requirement of a Governmental Authority or any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority.

(d) Exempt Offering. The offer, issuance, sale and delivery of the share of Equity Interest, as provided in this Agreement, are exempt from the registration and qualification requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither JV LLC nor any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority (each, a “Person”) acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of JV LLC under circumstances which would require the integration of such offering with the offering of the Equity Interest under the Securities Act) which might subject the offering, issuance or sale of the Equity Interest to the registration requirements of the Securities Act.

Article III. Miscellaneous

Section 3.1. Survival. The representations, warranties, covenants and agreements made in this Agreement will survive any investigation made by any Party and the closing of the transactions contemplated hereby.

Section 3.2. Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign or transfer its rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld.

Section 3.3. Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intend to or may be construed to confer upon any other Person any legal or equitable right, benefit, remedy or claim of any nature whatsoever by reason of this Agreement.

Section 3.4. Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

Section 3.5. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any statute, law, ordinance, rule, regulation or requirement of a Governmental Authority or public policy, all other terms, conditions and provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

Section 3.6. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all oral agreements and understandings and all written agreements prior to the date of this Agreement between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 3.7. Amendments and Waivers. This Agreement may be amended only by a writing signed by each of the Parties, and any amendment shall be effective only to the extent specifically set forth in that writing. Either Party may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose.

Section 3.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, constitute one and the same agreement. At Initial Closing and any Subsequent Closing, signature pages of counterparts may be exchanged by electronic transmittal of scanned images of this Agreement.

Section 3.9. Notices. All notices or other communications required or permitted to be given under this Agreement are to be made in writing and delivered by hand or sent by (a) reputable overnight courier service or (b) electronic mail with acknowledgment of receipt of transmission further confirmed by the receiving Party. Any notice or other communication so given will be validly given (x) upon receipt if delivered by hand, (y) upon receipt if sent by overnight courier service, and (z) delivery if sent by electronic mail to the addresses set forth below or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

If to Consensus, to:

Consensus Core Technologies Inc.

202 - 1965 West 4th Ave.

Vancouver BC V6J 1M8

Email: wayne@consensuscore.com

Attention: Wayne Lloyd

with a copy to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Email: mross@srfc.law

Attention: Marc Ross

If to Jet.AI, to:

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200

Las Vegas, NV 89135

Attention: George Murnane

Email: george@jet.ai

with a copy to:

Dykema Gossett PLLC

111 E. Kilbourn Avenue

Suite 1050

Milwaukee, WI 53202

Attention: Kate Bechen

Email: kbechen@dykema.com

Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Consensus Core Technologies Inc.

By:	/s/ Wayne Lloyd
Name:	Wayne Lloyd
Title:	Founder & CEO

Jet.AI Inc.

By:	/s/ Michael Winston
Name:	Michael Winston
Title:	Chief Executive Officer

Convergence Compute LLC

By:	/s/ Wayne Lloyd
Name:	Wayne Lloyd
Title:

Schedule 1.1

Consensus Contributed Assets

At the Second Closing:

1. All of the issued and outstanding equity interests in 1296334 BC Ltd., a British Columbian corporation (the “Midwest Datacenter Project”).

At the Third Closing:

1. Assignment of all rights of Consensus in and to any rights to lease or options to buy the property set forth in the draft Letter of Intent attached hereto (as the same may be modified) (the “Maritime Datacenter Project”).

Schedule 1.6

Project Milestones

1. Second Closing Milestones:

●	Midwest Data Center Project:
	◌	The contribution of Consensus set forth in Schedule 1.1 for the Second Closing.
	◌	The release of any mortgage liens on the property owned by the Midwest Data Center Project.
	◌	The execution by JV LLC of a letter of intent to acquire at least 100 acres of property adjacent or proximate to the existing property owned by the Midwest Data Center Project.
●	Maritime Data Center Project: completion of Jet.AI inspection.

2. Third Closing Milestones:

●	Midwest Data Center Project:
	◌	The submission by JV LLC of a Load Interconnection Facility Study application with respect to the Midwest Data Center Project.
	◌	Confirmation from natural gas utility or other supplier or reseller that they are willing to supply sufficient flow to operate up to the six proposed turbines.
●	Maritime Data Center Project:
	◌	The contribution by Consensus set forth in Schedule 1.1 required for the Third Closing.
	◌	Execution of a letter of intent by JV LLC with REDACTED. To acquire power from their proposed wind farm for use by the Maritime Data Center Project (the “Wind Power Project”).

3. Fourth Closing Milestones1:

●	Midwest Data Center Project:
	◌	Obtaining of any necessary environmental permits or studies.
	◌	Delivery of site plans for establishment of utility/energy generation to the Midwest Data Center Project property including any gas lines.
●	Maritime Data Center Project:
	◌	Obtaining of any necessary environmental permits or studies.
	◌	Delivery of site plans for establishment of utility/energy generation to the Maritime Data Center Project property including any gas lines.
	◌	Execution of a definitive agreement with respect to the Wind Power Project.

4. Fifth Closing Milestones:

●	Midwest Data Center Project:
	◌	Execution of Hyperscale tenant letter of intent or execution of letter of intent for project financing to self-fund the Midwest Data Center Project.
	◌	Execution of letter of intent or purchase order to acquire up to six turbines.
●	Maritime Data Center Project:
	◌	Execution of Hyperscale tenant letter of intent or execution of letter of intent for project financing to self-fund the Maritime Data Center Project

1 If more than 80% of the funds from the Fourth Closing are earmarked for one of the two particular projects, then the achievement of the milestones for that particular project only need to be achieved to satisfy the entire milestones prerequisite for the Fourth Closing.

Joint Venture Agreement - Milestones

Closing Event	Manitoba Milestone	Maritime Milestone	Contribution Amount	Jet.AI Equity Interest in JV LLC
Initial	Signing Definitive Agreement	Signing Definitive Agreement	$300,000	0.5%
Second	The contribution of Consensus as set forth in Schedule 1.1 for the Initial Closing.	Completion of Jet.AI inspection.	$1,700,000	1.0%
	The release of any mortgage liens on the property owned by the Manitoba Data Center Project.			
	The execution by JV LLC of a letter of intent to acquire at least 100 acres of property adjacent or proximate to the existing property owned by the Manitoba Data Center Project.			
Third	The submission by JV LLC of a Load Interconnection Facility Study application with respect to the Manitoba Data Center Project.	The contribution by Consensus as set forth in Schedule 1.1 required for the Third Closing.	$2,000,000	1.5%
	Confirmation from natural gas utility or other supplier or reseller that they are willing to supply sufficient flow to operate up to the six proposed turbines.	Execution of a letter of intent by JV LLC with North Atlantic Refining Ltd. to acquire power from their proposed wind farm for use by the Maritime Data Center Project (the "Wind Power Project").		
Fourth	Obtaining of any necessary environmental permits or studies.	Obtaining of any necessary environmental permits or studies.	$4,000,000	2.0%
	Delivery of site plans for establishment of utility/energy generation to the Manitoba Data Center Project property, including any gas lines.	Delivery of site plans for establishment of utility/energy generation to the Maritime Data Center Project property, including any gas lines.		
		Execution of a definitive agreement with respect to the Wind Power Project.		
Fifth	Execution of Hyperscale tenant letter of intent or execution of letter of intent for project financing to self-fund the Manitoba Data Center Project.	Execution of Hyperscale tenant letter of intent or execution of letter of intent for project financing to self-fund the Maritime Data Center Project.	$12,000,000	2.5%
	Execution of letter of intent or purchase order to acquire up to six turbines.			
Total			**$20,000,000**